Immediate Release
Contact                      Mary Brevard:  (248) 754-0881
Ken Lamb:  (248) 754-0884

BORGWARNER REPORTS OUTSTANDING RESULTS FOR 2007
STRONG GROWTH IN EUROPE AND ASIA, STRUCTURAL IMPROVEMENTS IN NORTH AMERICA
DRIVE STRONG PERFORMANCE

Auburn Hills, Michigan, February 7, 2008– BorgWarner Inc. (NYSE:  BWA) today reported record fourth quarter and full year results that reflect strong performance around the globe. Strong sales growth in Europe and Asia, coupled with the benefits of structural improvements in North America, boosted results.

Fourth Quarter Highlights:
•	Sales of $1,372.9 million, up 14.2% from fourth quarter 2006

•	Sales outside of the U.S. grew 12.5% over fourth quarter 2006, excluding the impact of currency

•	Operating income margin of 9.0%, up from a comparable 7.4% in fourth quarter 2006

•
Earnings of $0.60 per diluted share on a U.S. GAAP basis. For comparison with other quarters, the quarter included $(0.11) per diluted share of unfavorable tax adjustments and $(0.02) per diluted share for purchase accounting adjustments related to the purchase of additional BERU shares. Excluding these items, earnings were $0.73 per diluted share

•	Two-for-one stock split

•	Quarterly dividend increased 29% to $0.11 per share

Full Year Highlights:
•	Sales of $5,328.6 million, up 16.2% from 2006

•	Sales outside of the U.S. grew 17.1% over 2006, excluding the impact of currency

•
Earnings of $2.45 per diluted share on a U.S. GAAP basis. For comparison with other fiscal years, the year included $0.03 per diluted share of net favorable tax adjustments and $(0.02) per diluted share for purchase accounting adjustments related to the purchase of additional BERU shares. Excluding these items, earnings were $2.44 per diluted share

•	Net cash provided by operating activities of $602.2 million

•	After-tax return on average invested capital of 13.4%

Comment and Outlook:“2007 was an excellent year for our company,” said Tim Manganello, Chairman and CEO. “Sales outside of the U.S. grew 17%, excluding the impact of currency, compared with vehicle production outside of the U.S. that was up 7%. Sales in our U.S. operations were flat despite lower domestic vehicle production in the U.S., which was down 3%.”

“2007 was also a year during which events around the globe validated our company’s strategic plan. A number of governments, including the U.S., took steps toward increasingly stringent fuel economy standards, while the automotive industry continued to unveil powertrain strategies clearly focused on meeting tougher standards. BorgWarner, a global leader in powertrain technology that improves fuel economy, lowers emissions and enhances vehicle performance, is well positioned to enjoy sustained growth as the industry accelerates its investment in advanced powertrains.”

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Financial Results:  Sales were $1,372.9 million in fourth quarter 2007, up 14.2% from $1,201.7 million in fourth quarter 2006.  Net income in the quarter was $71.2 million, or $0.60 per diluted share, compared with $40.9 million, or $0.35 per diluted share in fourth quarter 2006. Fourth quarter 2007 net income included unfavorable tax adjustments of $(13.3) million, or $(0.11) per diluted share, and purchase accounting adjustments related to the purchase of additional BERU shares of $(2.4) million, or $(0.02) per diluted share. Fourth quarter 2006 net income included: restructuring charges, primarily related to asset impairments in North America of $(39.2) million, or $(0.34) per diluted share; final purchase accounting adjustments of $(2.4) million, or $(0.02) per diluted share, related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco; and $25.0 million, or $0.22 per diluted share, related to favorable tax adjustments. The impact of foreign currencies in fourth quarter 2007, primarily the Euro, increased sales by $91 million and net income by $6 million.

Sales were $5,328.6 million in 2007, up 16.2% from $4,585.4 million in 2006. 2007 net income was $288.5 million, or $2.45 per diluted share, compared with $211.6 million, or $1.83 per diluted share in 2006. 2007 net income included net favorable tax adjustments, recorded in the third and fourth quarters, of $3.4 million, or $0.03 per diluted share, and purchase accounting adjustments related to the purchase of additional BERU shares of $(2.4) million, or $(0.02) per diluted share. 2006 net income included: charges related to restructuring activities in North America, reported in the third and fourth quarters, of $(47.6) million, or $(0.41) per diluted share; final purchase accounting adjustments of $(2.4) million, or $(0.02) per diluted share, related to the third quarter 2006 acquisition of transmission and engine controls product lines from Eaton Corporation in Monaco; a gain related to a previous divestiture, reported in the third quarter, of $3.5 million, or $0.03 per diluted share; and $22.3 million, or $0.19 per diluted share, related to favorable tax adjustments. The impact of foreign currencies, primarily the Euro, added $262 million to sales in 2007 compared with 2006, and $15 million to net income.

The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share – diluted	Fourth Quarter		Full Year
	2007	2006	2007	2006 [1]

Non-U.S. GAAP:	$0.73	$0.49	$2.44	$2.03

Reconciliations:
One-time write-off of the excess purchase price related to the Monaco acquisition (Eaton) in 2006 and for purchase accounting adjustments related to the purchase of additional BERU shares in 2007	(0.02)	(0.02)	(0.02)	(0.02)

Net gain from divestitures				0.03

Restructuring charge		(0.34)		(0.41)

Adjustment to tax accounts	(0.11)	0.19	0.03	0.19

Fourth quarter 2006 impact of annual effective tax rate adjustment for the first 9 months of 2006 from 27% to 26%		0.03

U.S. GAAP[1]	$0.60	$0.35	$2.45	$1.83

[1]Does not add due to rounding

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Net cash provided by operating activities was $602.2 million in 2007 compared to $442.1 million in 2006. Investments in capital expenditures, including tooling outlays, totaled $293.9 million in 2007, compared with $268.3 million in 2006.  Debt decreased $84.8 million, cash and cash equivalents increased $65.2 million and marketable securities decreased by $44.5 million during 2007.

Engine Group Results:  Fourth quarter 2007 sales were up 16% versus fourth quarter 2006 to $977.9 million with a 26% increase in segment earnings before interest and income taxes to $123.5 million. Sales outside of the U.S. were up 13% excluding the impact of foreign currencies, while sales in the U.S. were down 5%.

For the full year, 2007 sales were up 19% versus 2006 to $3,761.3 million with a 14% increase in segment earnings before interest and income taxes to $418.0 million. Sales outside of the U.S. were up 16% excluding the impact of foreign currencies, while sales in the U.S. were up 4%.

In the quarter and in the full year, the group continued to benefit from European and Asian automaker demand for turbochargers, timing systems, thermal management products and emissions products as well as higher sales of turbochargers and emissions products in the U.S.

Drivetrain Group Results:  Fourth quarter 2007 sales were up 9% versus fourth quarter 2006 to $401.9 million with a 16% increase in segment earnings before interest and income taxes to $30.3 million. Sales outside of the U.S. were up 12% excluding the impact of foreign currencies, while sales in the U.S. were down 1%.

For the full year, 2007 sales were up 9% versus 2006 to $1,598.8 million with a 30% increase in segment earnings before interest and income taxes to $118.1 million. Sales outside of the U.S. were up 11% excluding the impact of foreign currencies and sales during the first nine months of 2007 related to the acquisition of the European transmission and engine solenoid product lines from Eaton Corporation, while sales in the U.S. were down 3%.

In the quarter and in the full year, the group benefited from increased demand for dual-clutch transmission components and transmission solenoids and control modules, but was negatively impacted by lower domestic production of vehicles equipped with its traditional transmission and torque management products.

Recent Highlights:  During the quarter, BorgWarner announced $1.95 billion of net new business for the three-year period ending in 2010, an implied growth rate of approximately 11% for the three-year period.  50% of the net new business is expected to be in Europe, 30% in Asia, and 20% in North America.

The company's board of directors declared a 29% increase in the quarterly cash dividend and approved a two-for-one stock split effected in the form of a stock dividend on its common stock. To implement the stock split, shares of common stock were issued on December 17, 2007 to stockholders of record as of the close of business on December 6, 2007. The increased cash dividend will be paid February 15, 2008 to stockholders of record as of the close of business on February 1, 2008.
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In the Drivetrain Group, the company announced advances in its market-leading dual-clutch transmission technology during the quarter. Innovations in materials science and controls enable its next generation dual-clutch modules to operate in a “humid” environment, with less lubrication and a smaller fluid pump, thereby delivering fuel efficiency improvements over the current modules.  In addition to advances in traditional modules, the company has developed an entirely new dual-clutch transmission.  The unique transmission combines leading-edge dual-clutch technology with a compact design.  The transmission provides the convenience of an automatic in a wide range of power and vehicle applications from the small vehicle segment, which is expected to grow 30% worldwide over the next five years, up through the mid-size vehicle segment.

In the Engine Group, BorgWarner’s majority-owned subsidiary, SeohanWarner Turbo Systems, opened a facility on the BorgWarner Engine Group campus in Pyongtaek, Korea. The world-class facility includes office, production and warehousing space for a workforce expected to reach 130 within five years. In addition, the facility will house the first on-site engine and turbocharger testing cells for a turbocharger supplier in Korea.  Also in Asia, BorgWarner Thermal Systems has broken ground for a new facility near Chennai, India. Located in a high-tech business park near several automakers, the new facility will include manufacturing, training, design services and administrative space for over 100 employees with room for future expansion

At 4:00 p.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

Financial Tables Follow

# # #

BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$1,372.9	$1,201.7	$5,328.6	$4,585.4
Cost of Sales	1,115.2	989.5	4,378.7	3,735.5
Gross profit	257.7	212.2	949.9	849.9

Selling, general and administrative expenses	135.9	127.5	531.9	498.1
Restructuring expense	-	73.2	-	84.7
Other (income) expense	(1.2)	(0.7)	(6.8)	(7.5)
Operating income	123.0	12.2	424.8	274.6

Equity in affiliates' earnings, net of tax	(12.4)	(9.6)	(40.3)	(35.9)
Interest expense and finance charges	8.1	11.4	34.7	40.2
Earnings before income taxes	127.3	10.4	430.4	270.3

Provision for income taxes	48.1	(37.8)	113.9	32.4
Minority interest, net of tax	8.0	7.3	28.0	26.3
Net earnings	$71.2	$40.9	$288.5	$211.6

Earnings per share - Diluted	$0.60	$0.35	$2.45	$1.83

Weighted average shares outstanding -
Diluted (millions)	118.3	116.2	117.8	115.9

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Capital expenditures, including tooling outlays	$99.3	$76.4	$293.9	$268.3

Depreciation and amortization:
Fixed assets and tooling	$65.8	$65.5	$243.1	$239.1
Other	8.9	7.4	21.5	17.5
	$74.7	$72.9	$264.6	$256.6

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Engine	$977.9	$840.6	$3,761.3	$3,154.9

Drivetrain	401.9	368.0	1,598.8	1,461.4

Inter-segment eliminations	(6.9)	(6.9)	(31.5)	(30.9)

Operations	$1,372.9	$1,201.7	$5,328.6	$4,585.4

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Engine	$123.5	$98.0	$418.0	$365.8

Drivetrain	30.3	26.1	118.1	90.6

Segment earnings before interest and income taxes
("Segment EBIT")	153.8	124.1	536.1	456.4

Restructuring expense	-	73.2	-	84.7

Corporate expenses, net of equity in affiliates' earnings	18.4	29.1	71.0	61.2

Consolidated earnings before interest and taxes ("EBIT")	135.4	21.8	465.1	310.5

Interest expense and finance charges	8.1	11.4	34.7	40.2

Earnings before income taxes and minority interest	127.3	10.4	430.4	270.3

Provision for income taxes	48.1	(37.8)	113.9	32.4

Minority interest, net of tax	8.0	7.3	28.0	26.3

Net earnings	$71.2	$40.9	$288.5	$211.6

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(millions of dollars)	December 31, 2007	December 31, 2006

Assets

Cash	$188.5	$123.3
Marketable securities	14.6	59.1
Receivables, net	802.4	744.0
Inventories, net	447.6	386.9
Other current assets	127.4	124.2
Total current assets	1,580.5	1,437.5

Property, plant and equipment, net	1,605.9	1,460.7
Other non-current assets	1,769.0	1,685.8
Total assets	$4,955.4	$4,584.0

Liabilities and Stockholders' Equity

Notes payable and current portion of long-term debt	$63.7	$151.7
Accounts payable and accrued expenses	993.0	843.4
Income taxes payable	27.2	39.7
Total current liabilities	1,083.9	1,034.8

Long-term debt	572.6	569.4
Other non-current liabilities	858.6	942.3

Minority interest in consolidated subsidiaries	117.9	162.1

Stockholders' equity	2,322.4	1,875.4

Total liabilities and stockholders' equity	$4,955.4	$4,584.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31,
	2007	2006
Operating
Net earnings	$288.5	$211.6
Non-cash charges (credits) to operations:
Depreciation and amortization	264.6	256.6
Restructuring expense, net of cash paid	-	79.4
Deferred income tax benefit	(30.3)	(46.4)
Other non-cash items	32.3	47.9
Net earnings adjusted for non-cash charges (credits) to operations	555.1	549.1
Changes in assets and liabilities, net of effects of acquisition and divestitures	47.1	(107.0)
Net cash provided by operating activities	602.2	442.1

Investing
Capital expenditures, including tooling outlays	(293.9)	(268.3)
Payments for business acquired, net of cash acquired	(138.8)	(63.7)
Net proceeds from asset disposals	17.3	3.6
Purchases of marketable securities	(13.0)	(41.5)
Proceeds from sale of marketable securities	60.4	28.8
Net cash used in investing activities	(368.0)	(341.1)

Financing
Net decrease in notes payable	(92.6)	(27.7)
Net change in long-term debt	(9.1)	(7.5)
Payment for purchase of treasury stock	(47.0)	-
Proceeds from stock options exercised	47.6	27.1
Dividends paid to BorgWarner stockholders	(39.4)	(36.7)
Dividends paid to minority shareholders	(17.5)	(15.1)
Net cash used in financing activities	(158.0)	(59.9)

Effect of exchange rate changes on cash	(11.0)	(7.5)

Net increase in cash	65.2	33.6

Cash at beginning of year	123.3	89.7
Cash at end of year	$188.5	$123.3